Exhibit 10.77

BUSINESS CONSULTANT AGREEMENT

This Business Consultant Agreement (“Agreement”) is made and effective this April 28, 2008,

BETWEEN:	Christiaan A. van den Berg (the “Consultant”), an individual with a business address at: c/o Arch Hill Capital N.V., Parkweg 2, 2585 JJ The Hague, the Netherlands

AND:	Lithium Technology Corporation (the “Company”), a corporation organized and existing under the laws of the State of Delaware, with its head office located at: 5115 Campus Drive, Plymouth Meeting, PA 19462, United States.

WHEREAS, the Company desires to receive certain consulting services from the Consultant; and

WHEREAS, the Consultant desires to provide those consulting services to the Company pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound, the parties hereto agree as follows:

1.	CONSULTATION SERVICES

The Company hereby engages the Consultant to perform the following services (the “Services”) in accordance with the terms and conditions set forth in this Agreement: The Consultant will consult with the directors, officers and employees of the Company concerning matters relating to the management and organization of the Company, its financial policies, the terms and conditions of employment of the Company’s employees, and generally any matter arising out of the business affairs of the Company.

2.	TERMS OF AGREEMENT

This term of this Agreement will begin on the date hereof and will end on the first anniversary of the date hereof. Either party may terminate this Agreement on 60 days’ notice to the other party in writing, by certified mail or personal delivery. Upon termination of this Agreement or expiration of the term hereof: (a) each party shall remain liable to the other for any breach of this Agreement prior to such expiration or termination; and (b) the Consultant will be entitled to all amounts due from the Company under this Agreement up to the date of termination or expiration. The provisions of Sections 6, 7, 8, 9 and 10 of this Agreement, as well as any other provisions of this Agreement applicable thereto, shall survive any termination or expiration of this Agreement.

3.	TIME DEVOTED BY CONSULTANT

It is anticipated the Consultant will spend approximately eight hours per week in fulfilling its obligations under this Agreement. The particular amount of time may vary from day to day and from week to week. However, the Consultant shall devote a minimum of 32 hours per month to its duties under this Agreement.

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4.	PLACE WHERE SERVICES WILL BE RENDERED

The Consultant will perform most Services at a location to be determined in Consultant’s sole discretion. In addition, the Consultant will perform Services by telephone and at such other places as reasonably necessary to perform the Services.

5.	PAYMENT TO CONSULTANT

The Company will pay the Consultant a flat monthly fee of US$ 4,167 as consideration for the Services. The Services will be invoiced monthly in advance and the Company shall pay the amounts so invoiced within 15 days of receipt of the invoice. The Company will also reimburse the Consultant for the reasonable out-of-pocket expenses incurred by the Consultant in the provision of the Services. Promptly after the end of each calendar month, the Consultant will submit an itemized monthly statement setting the out-of-pocket expenses incurred in the preceding month and the Company will pay the Consultant the amounts due as indicated by statements submitted by the Consultant within 15 days of receipt.

6.	INDEPENDENT CONTRACTOR

Both the Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the Consultant shall be responsible for payment of all taxes including U.S. Federal, State and local and Dutch taxes arising out of the Consultant’s activities in accordance with this Agreement, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

7.	LIMITATION OF LIABILITY

The Services are provided “as is” and the Consultant expressly disclaims, and the Company hereby expressly waives, all express warranties and all other warranties, duties and obligations implied in law, including warranties of merchantability and fitness for a particular purpose. No statements in this Agreement or in any other document shall be read to be an express warranty nor create a warranty, duty or obligation implied in law, including, without limitation, warranties of merchantability and fitness for a particular purpose. The Consultant does not warrant that the Services will meet the Company’s requirements or that Services will be error free. The Consultant shall not be liable to the Company or any of its affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of the Services, unless such loss, liability, damage or expense shall be proven to result directly from the willful misconduct of the Consultant. In no event will the Consultant be liable to the Company for special, indirect, punitive or consequential damages, including, without limitation, loss of profits or lost business, even if the Consultant has been advised of the possibility of such damages. Under no circumstances will the liability of the Consultant exceed, in the aggregate, the fees actually paid to the Consultant hereunder.

8.	INDEMNIFICATION

Without in any way limiting any rights to indemnification under applicable law, the Company shall reimburse, defend, indemnify and hold harmless the Consultant from and against any damage, loss, liability, deficiency, diminution in value, action, suit, claim, proceeding, investigation, audit, demand, assessment, fine, judgment, cost and other expense (including, without limitation, reasonable legal fees and expenses) arising out of, related to or in connection with (a) any act or omission of the Consultant in connection with or relating to the Services or this Agreement, except to the extent proven to result directly

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from the willful misconduct of the person seeking indemnification, (b) any act or omission made at the direction of the Company or (c) any act or omission of the Company.

9.	EMPLOYMENT OF OTHERS

The Company may from time to time request that the Consultant arrange for the services of others. All costs to the Consultant for those services will be paid by the Company but in no event shall the Consultant employ others without the prior authorization of the Company.

10.	CONFIDENTIALITY

From and after the date hereof, Consultant shall maintain the confidentiality of any confidential information concerning the Company, its subsidiaries or their respective businesses, including, without limitation, any such information that may hereafter be received by Consultant in connection with Consultant’s provision of Services or otherwise pursuant to this Agreement (the “Confidential Information”); provided, however, that this Section 10 shall not restrict: (a) any disclosure by Consultant of any Confidential Information required by applicable law or regulation, or any securities exchange (but only such portion of the Confidential Information that Consultant is legally required to disclose), but if permitted by applicable law or regulation, Consultant shall give the Company notice and a reasonable opportunity to contest such disclosure or seek an appropriate protective order; (b) any disclosure by Consultant of any Confidential Information in connection with the exercise of his rights and obligations as a member of the Board of Directors of the Company (or any committee thereof); (c) any disclosure on a confidential basis to Consultant’s attorneys, accountants and other advisors; and (d) any disclosure of information that: (i) is publicly available as of the date of this Agreement; (ii) after the date of this Agreement, becomes publicly available through no fault of Consultant; or (iii) is received by the Company from a third party not, to Consultant’s knowledge, subject to any obligation of confidentiality with respect to such information.

11.	NO ASSIGNMENT

Subject to the immediately following sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other parties.

12.	APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the Netherlands, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Any disputes under or in connection with this Agreement shall be exclusively submitted to a court of competent jurisdiction in Eindhoven, the Netherlands.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LITHIUM TECHNOLOGY CORPORATION

By:	/s/ Klaus Brandt	/s/ Christiaan A. van den Berg
Name:	Klaus Brandt	Christiaan A. van den Berg
Title:	CEO

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